Exhibit 23.4

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Pelthos Therapeutics, Inc. (the Company) of our report dated May 7, 2025, relating to the financial statements of LNHC, Inc., which is incorporated by reference in the Company’s Current Report on Form 8-K filed July 2, 2025.

/s/ BDO USA, P.C.

Raleigh, North Carolina

September 19, 2025